EXHIBIT 99.1


[AUTOZONE logo]

123 S. Front Street, Memphis, TN 38103-3607  (901) 495-6500
Fax: (901) 495-8300

NEWS:                         Financial Contact: Emma Jo Kauffman
For Immediate Release                              (901) 495-7005
                                     Media Contact: Eric Epperson
                                                   (901) 495-7307


             AUTOZONE ANNOUNCES PLANS TO ACQUIRE CHIEF AUTO PARTS

MEMPHIS, Tenn., (May 11, 1998) -- John C. Adams Jr., chairman and CEO of AutoZone, Inc. (NYSE: AZO), and David H. Eisenberg, chairman, president and CEO of Chief Auto Parts, Inc., today announced a definitive agreement between the companies for AutoZone to purchase the outstanding shares of Chief for approximately $75 million. Additionally, AutoZone will assume approximately $205 million in debt. The transaction is subject to the satisfactory completion of certain conditions and regulatory approvals.

"It took AutoZone 16 years to open our first 1,000 stores and just three years to open our next 1,000 stores. The successful acquisition of Chief will be the biggest step yet in our remarkable growth giving us over 2,500 stores," Adams said. "We're tremendously excited about the opportunities this acquisition offers. Today we have 12 stores in California. When this purchase is finalized, we'll be a significant player in that state with more than 400 stores."

"David Eisenberg and his management team have built a solid reputation with both the DIY customer and the professional automotive repair technician. Upon taking the helm in 1992, David began to reposition the company from a chain of smaller stores to a full-line retailer of auto parts and accessories. Over 80 percent of the company's store base is either new or has been remodeled since June of 1994. After studying their operations, visiting their store locations and meeting their employees, it was clear this acquisition would fit well with our expansion strategy," said Adams.

"I'm extremely pleased with Chief's accomplishments to date. The merged companies will offer great opportunities for both Chief employees and AutoZoners going forward," said Eisenberg.

Dallas-based Chief, founded in 1955, owns 556 auto parts stores, primarily in California and Texas.

AutoZone sells auto and light truck parts, chemicals and accessories through 2,001 stores in 38 states. AutoZone also sells heavy-duty truck parts through 43 Truck Pro stores in 14 states and automotive diagnostic and repair software through ALLDATA.

Certain statements contained in this press release are forward-looking statements. These statements discuss, among other things, successful completion of the acquisition, expected growth, store development and expansion strategy, business strategies, future revenues and future performance. The forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, successful completion of the acquisition, competitive pressures, demand for the company's products, the market for auto parts, the economy in general, inflation, consumer debt levels and the weather. Actual results may materially differ from anticipated results described in these forward-looking statements.

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